Exhibit 99.1

Greg Parker
Investor Relations
210.220.5632
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
January 19, 2017

CULLEN/FROST BANKERS ANNOUNCES
CHANGES TO ITS BOARD OF DIRECTORS

SAN ANTONIO, Jan. 19, 2017 /PRNewswire/ -- The board of directors of Cullen/Frost Bankers, Inc. announced that director Jack A. Wood notified the board that he decided to resign from the board effective Jan. 17, 2017, and that Royce S. Caldwell, the lead independent director, has notified the board of his decision to retire from the board and not to stand for re-election to the board when his term expires at Cullen/Frost's annual meeting of shareholders in April.
On Jan. 18, 2017, the board of directors elected Sam Dawson, CEO of Pape-Dawson Engineers, Inc., to fill Wood's position for a term that expires at the upcoming annual meeting of shareholders. Dawson has served in leadership roles on a number of professional and civic organizations in addition to his duties at Pape-Dawson, one of the largest and most respected engineering firms in Texas.
The board also determined to nominate Graham Weston, co-founder and former CEO of Rackspace Hosting Inc., for election to the board by Cullen/Frost shareholders at the upcoming annual meeting of shareholders in April. In addition, the board has selected director Charles W. Matthews, the retired general counsel for Exxon Mobil Corp., to serve as the lead independent director upon the completion of Caldwell's term.
"We're grateful for the leadership and service provided by Jack and Royce, and at the same time, we're excited about the appointment of Sam Dawson and the nomination of Graham Weston," said Phil Green, Cullen/Frost Chairman and CEO.
"Jack is moving out of state, and logistically, it would be difficult for him to participate in board activities," Green said. "I want to personally thank him and recognize his help with the transition Frost Bank made into the Permian Basin when we completed the Western National Bank transaction.

"Sam will bring insight into statewide real estate development and infrastructure, and that insight will complement Frost's activities in commercial real estate.
"Royce has helped Cullen/Frost accomplish great things during his tenure on the board. I greatly appreciate his tremendous wisdom, especially as we completed our leadership transition in 2016, and I thank him for his leadership as our lead independent director.
"I'm excited about Graham's nomination, because he would bring a unique perspective to our board due to his knowledge and experience in the technology industry. He has insight into a wide variety of areas, including the increasingly important world of cybersecurity and in extending technology to customers."
Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $29.6 billion in assets at September 30, 2016. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

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